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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of McDermott International, Inc. for the registration of 2,903,240 shares of its common stock and to the incorporation by reference therein of our reports dated May 19, 1998, except for the fifth and sixth paragraphs of Note 11, as to which the date is June 1, 1998, with respect to the consolidated financial statements of McDermott International, Inc. and the consolidated financial statements of McDermott Incorporated included in their respective Annual Reports (Form 10-K), as amended with respect to McDermott International, Inc., for the year ended March 31, 1998, filed with the Securities and Exchange Commission.

                                                               ERNST & YOUNG LLP

New Orleans, Louisiana
June 30, 1998